Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Calix, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-223637, 333-218066, 333-216323, 333-209732, 333-202496, 333-194054, 333-185025, 333-172379, 333-166245) on Form S-8 of Calix, Inc. of our report dated March 1, 2019, with respect to the consolidated balance sheets of Calix, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the years in three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of Calix, Inc.

/s/ KPMG LLP
San Francisco, California
March 1, 2019